Exhibit 10.1

Consulting Agreement

This Consulting Agreement (the “Agreement”) is entered into on this 17th day of March, 2005, between Arch Capital Group Ltd. (the “Company”) and Robert Clements (the “Executive”).

WHEREAS, the Executive currently serves as the Chairman of the Board of Directors of the Company and Chairman of the Board of Directors of Arch Capital Group (U.S.) Inc., but he no longer wishes to serve the Company or Arch Capital Group (U.S.) Inc. in those capacities; and

WHEREAS, the Executive and the Company desire that the Executive provide consulting services to the Company;

NOW, THEREFORE, in consideration of the premises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, it is hereby agreed as follows:

1.                                       The Executive will cease to be a member of the Board of Directors of the Company and the Board of Directors of Arch Capital Group (U.S.) Inc. on March 31, 2005.

2.                                       From April 1, 2005 through December 31, 2009 (the “Consulting Term”), the Executive shall make himself available to provide consulting services to the Company, as reasonably requested by the Company, for up to 25 days per year (or, in the case of calendar year 2005, a daily prorated portion thereof).  During the Consulting Term, the Executive shall receive a retainer of $100,000 per calendar year, payable (except as set forth below for 2005) in advance annually within ten days after the beginning of the applicable calendar year (it being understood that the Company and the Executive may mutually agree upon additional days during which the Executive will provide consulting services to the Company and, in such case, the Executive will be paid a daily prorated portion of the annual retainer amount set forth above).  The retainer payable for the period commencing on the first day of the Consulting Term and ending December 31, 2005 will be a daily prorated portion of the annual retainer, which payment shall be made no later than ten days after the beginning of the Consulting Term.  During the Consulting Term, the Company will pay rent and utilities for office space occupied by the Executive and will provide the Executive secretarial services, in each case, on a basis consistent with those provided to him by the Company on the date hereof, including the retention of his current assistant, to the extent she remains available to do so, or a mutually agreeable substitute, who shall be compensated in accordance with the Company’s compensation policies.  The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in connection with his provision of consulting services hereunder, upon presentation to the Company of appropriate documentation.

3.                                       The Executive shall, at the reasonable request of the Company, reasonably assist and cooperate with the Company or its subsidiaries in the defense and/or investigation of any third party claim or any investigation or proceeding, whether actual or threatened, including, without limitation, participating as a witness in any litigation, arbitration, hearing or other proceeding between the Company or its subsidiaries and a third party or any government body.

The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in connection with such assistance, including, without limitation, travel and lodging expenses, upon presentation to the Company of appropriate documentation.

4.                                       The Company and the Executive agree that any statements made by either of them, or anyone acting on their behalf, with respect to matters discussed in the attached press release shall be consistent with the press release.

5.                                       For the avoidance of doubt, Sections 5 (Certain Additional Payments), 7 (Full Settlement; Legal Expenses) and 8 (Confidential Information; Nonsolicitation of Employees and Customers) of the Retention Agreement, dated January 4, 2002 between the Company, Arch Capital Group (U.S.) Inc. and the Executive, as subsequently amended on April 10, 2003, shall continue in full force and effect in accordance with their terms, and the first paragraph of Section 8 thereof shall apply to any confidential information obtained by the Executive with respect to the Company and its subsidiaries in the course of his provision of consulting services hereunder.

6.                                       Nothing in this Agreement shall limit or otherwise affect such rights as the Executive may have under any share option or warrant agreement with the Company.  Without limiting the generality of the foregoing, neither this Agreement nor any action taken hereunder shall accelerate any deadline to exercise any options or warrants now held by the Executive or members of his immediate family.

7.                                       The Company shall reimburse the Executive for his reasonable attorney fees incurred in connection with entering into this Agreement.

8.                                       This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof.

9.                                       This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

10.                                 Each of the paragraphs contained in this Agreement shall be enforceable independently of every other paragraph in this Agreement, and the invalidity or unenforceability of any paragraph shall not invalidate or render unenforceable any other paragraph contained in this Agreement.

The parties to this Agreement have executed this Agreement on the day and year first written above.

ARCH CAPITAL GROUP LTD.

By:	/s/ Dawna Ferguson
Name:	Dawna Ferguson
Title:	Secretary

ROBERT CLEMENTS

/s/ Robert Clements

PRESS RELEASE ATTACHMENT

(See Exhibit 99.1 to the Current Report on Form 8-K filed with the Securities Exchange Commission by Arch Capital Group Ltd. on March 17, 2005.)